Exhibit (14)(a)

[HOLTZ RUBENTSTEIN REMINICK LOGO]	New York City: 1430 Broadway, New York, NY 10018-3308 Tel: 212.697.6900 Fax: 212.490.1412 www.hrrllp.com
Long Island: 125 Baylis Road, Melville, NY 11747-3823 Tel: 631.752.7400 Fax: 631.752.1742

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Partners of
BMO Partners Fund, L.P.:

We consent to the use in this Registration Statement on Form N-14 of our report dated February 18, 2009, relating to the financial statements and financial highlights of the BMO Partners Fund, L.P., appearing in Appendix C of the Proxy Statement and to the references to us under the headings "Comparison of Other Service Providers" and “Financial Highlights.”

/s/ Holtz Rubenstein Reminick

New York, New York
November 20, 2009